AltiGen Communications Appoints Jeremiah Fleming as President & Chief Operating Officer

Fremont, California, April 3, 2007 — AltiGen® Communications, Inc. (NASDAQ:ATGN), a leader and market innovator in Voice over IP (VoIP) business phone systems and call center solutions, announced today that it has appointed Jeremiah Fleming, 49, as president and chief operating officer, effective April 2, 2007.

Mr. Fleming’s primary initiatives will be to ensure the acceleration of growth in AltiGen Communications’ business, by focusing on the Company’s new strategies, product offerings, marketing and business operations. Gilbert Hu will continue to lead AltiGen Communications as Chairman & CEO, focused on renewing the strategic vision of the Company and identifying and developing new domestic and international business opportunities.

In addition to Mr. Fleming’s appointment, AltiGen has hired additional professionals in the areas of national account management, reseller recruitment and business development.

Mr. Fleming comes to AltiGen Communications, Inc. from Interactive Intelligence, Inc. where he served in an executive management capacity for the past ten years. When the company launched its Vonexus subsidiary in 2004 to focus on Microsoft-based IP communications solutions, Mr. Fleming was appointed President of Vonexus.  In that role, he was responsible for corporate strategy, management, business development and overall financial performance. Mr. Fleming originally joined Interactive Intelligence, Inc. in 1997 as Vice President of Sales to drive the inaugural launch of the Company’s enterprise communications software. Following the Interactive Intelligence’s 1999 initial public offering, Mr. Fleming was promoted to Executive Vice President of Sales for the Americas, Europe, Middle East, and Africa. Previously, he spent five years Software Artistry in various management positions, including Vice President, Domestic Sales from January 1995 to February 1997. Mr. Fleming holds both B.A and M.B.A. degrees from the University of Missouri.

“I believe this is an exciting time to join AltiGen”, said Jeremiah Fleming, AltiGen’s president and chief operating officer.  “As VoIP telephony deployments continue to expand, more and more businesses are seeing the advantages of deploying advanced communications technology. AltiGen is well positioned to expand its leadership position in the Small to Medium Business market, based on the unique and compelling value proposition its product family offers to its customers. Building upon this solid foundation, I look forward to making a significant contribution to AltiGen’s growth.”

 “Mr. Fleming brings a wealth of experience to this position," said Gilbert Hu, AltiGen Chief Executive Office. "His comprehensive understanding of the VoIP communications markets, especially in the medium-sized business segment and demonstrated ability to accelerate business growth in his previous roles gives us great confidence of the direction AltiGen is headed. As AltiGen enters a new phase of its history, we are focused on accelerating the growth opportunity VoIP communications presents to small and mid-sized businesses. Jeremiah’s appointment and the team he brings to AltiGen is the first of many important steps we will undertake to achieving our business’ goals. We look forward to sharing our future achievements and are pleased to have Jeremiah join our senior management team."

About AltiGen Communications

AltiGen Communications, Inc. (NASDAQ: ATGN) is a leader and market innovator in Voice over Internet Protocol (VoIP) telephone systems. We design, deliver and support VoIP phone systems and call center solutions that combine high reliability with integrated IP communications applications.  As one of the first companies to offer VoIP solutions, AltiGen has been deploying systems since 1996.  We have more than 10,000 customers worldwide, with over 15,000 systems in use.  Our telephony solutions are primarily used by small-to-medium sized businesses, companies with multiple locations, corporate branch offices, and call centers.

AltiGen’s systems are designed with an open architecture, built on industry standard Intel-based servers, SIP-compliant phones, and Microsoft Windows-based IP applications.  This adherence to widely-used standards allows our solutions to both integrate with and leverage a company's existing technology investment.  AltiGen’s award winning, integrated IP applications suite provides customers with a complete business communications solution.  Voicemail, Unified Messaging, Automatic Call Distribution, Call Recording, Call Activity Reporting, and Mobility solutions take advantage of the convergence of voice and data communications to achieve superior business results.

AltiGen Contacts: Niel Levonius Sr. Product Marketing Manager nlevonius@altigen.com 510-252-9712 x415	Investor Relations Brendan Lahiff Financial Dynamics Brendan.Lahiff@fd.com 415-439-4504